Exhibit 10.98

Sublease

THIS SUBLEASE (this “Sublease”) is made and entered into as of the [20] day of September, 2004, by and between Aether Systems, Inc., a Delaware corporation (hereinafter called “Sublandlord”), and BIO-Key International, Inc., a Minnesota corporation (hereinafter called “Subtenant”);

W I T N E S S E T H:

WHEREAS, by that certain Lease dated May 31, 2001, as amended by that certain Addendum to Lease dated May 31, 2001, a copy of which is attached hereto as Exhibit A and by this reference made a part hereof (hereinafter called the “Prime Lease”), Glenborough Fund IX, LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, called “Landlord”), leased to Sublandlord approximately 38,390 square feet on the 1st floor (Suite 8768) (hereinafter called the “Premises”) in the building commonly known as Marlborough Corporate Place III, in Marlborough, Massachusetts (hereinafter called the “Building”), for a term commencing on June 1, 2001, and ending on August 31, 2008; and

WHEREAS, subject to the consent of Landlord, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, the Premises, subject to the Prime Lease, all upon the terms and subject to the conditions and provisions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.                                       Demise; Use.  Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for the purposes allowed in the Prime Lease.  Capitalized terms not otherwise defined in this Sublease shall have the meaning ascribed to such term in the Prime Lease.

2.                                       Term.  The term of this Sublease shall commence (the “Commencement Date”) on the later of (i) September [20], 2004 and (ii) the date Landlord consents to this Sublease, and, unless sooner terminated pursuant to the provisions hereof, shall terminate on the earlier of August 30, 2008, and the prior termination of the term of the Prime Lease.  As used herein, the phrase “Lease Year” shall mean the twelve calendar month period commencing on the Commencement Date (or, if the Commencement Date is not the first day of a calendar month, then commencing on the first day of the calendar month during which the Commencement Date occurs) and each anniversary thereof, except that the last Lease Year may not be twelve calendar months and shall terminate on the last day of the term of this Sublease.  If for any reason Sublandlord is delayed in delivering possession of the Premises to Subtenant on the Commencement Date, Sublandlord shall not incur any liability to Subtenant on account thereof, but the Commencement Date shall be deferred until delivery of possession of the Premises is tendered to Subtenant.

3.                                       Base Rent.

(a)                                  Subtenant shall pay to Sublandlord annual base rental (hereinafter called “Base Rent”) for the Premises as follows:

Time Period	Annual Base Rent Rate	Monthly Installments

September 30, 2004 through August 31, 2005	$1,113,310.00	$92,775.83

September 1, 2005 through August 31, 2006	$1,151,700.00	$95,975.00

September 1, 2006 through August 31, 2007	$1,190,090.00	$99,174.17

September 1, 2007 through August 30, 2008	$1,228,480.00	$102,373.33

Annual Base Rent shall be due and payable in twelve equal installments.  Each such installment shall be due and payable in advance on the fifth day prior to the first day of each calendar month of the term hereof.  If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Base Rent for such month shall be prorated; prorated Base Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences.

(b)                                 All Base Rent and additional rent shall be paid without notice or demand, without setoff, deduction or abatement (except as expressly provided herein) whatsoever, and shall be paid to Sublandlord at its office at 11460 Cronridge Drive, Owings Mills, Maryland 21117, or at such other place as Sublandlord may designate by notice to Subtenant.  Base Rent for any partial calendar month shall be prorate based on a thirty (30) day month.  Upon execution of this Sublease by Subtenant, Subtenant shall deliver to Sublandlord a check in the amount of the first full monthly installment of Base Rent.  If the Commencement Date is other than the first day of a calendar month, Sublandlord shall apply any excess payment of the first monthly installment of Base Rent to the next monthly installment of Base Rent payable under this Sublease.

4.                                       Additional Rent; Payments; Interest.

(a)                                  Subtenant shall also pay all Additional Rent (as defined in the Prime Lease), and all other amounts payable by Sublandlord under the Prime Lease which are attributable to the Premises or attributable to Subtenant, its agents, employees, customers or invitees.  By way of example and not by way of limitation, charges by Landlord for furnishing air conditioning or heating to the Premises at times in addition to those certain times specified in the Prime Lease, costs incurred by Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant which gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Subsection 4(a).

(b)                                 Each amount due to pursuant to Subsection 4(a) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable on the tenth day following the date on which Landlord or Sublandlord has given written notice to Subtenant of the amount thereof, but in no event later than the date on which any such amount is due and payable under the Prime Lease.

(c)                                  All amounts other than Base Rent payable to Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease.  All past due installments of Base Rent and additional rent shall bear interest from the date due until paid at the rate of 5% per annum.

(d)                                 Subtenant shall pay Landlord on the due dates for services requested by Subtenant which are billed by Landlord directly to Subtenant rather than Sublandlord.

5.                                       Condition of Premises and Construction of Improvements.

(a)                                  The Premises shall be delivered to Subtenant in their “as is”, “where is” condition.  Subtenant’s taking possession of the Premises shall be conclusive evidence as against Subtenant that the Premises were in good order and satisfactory condition when Subtenant took possession.  No promise of Sublandlord to alter, remodel or improve the Premises, and no representation respecting the condition of the Premises or the Building have been made by Sublandlord to Subtenant.  Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Premises is such condition as required under the Prime Lease.

6.                                       The Prime Lease.

(a)                                  This Sublease and all rights of Subtenant hereunder and with respect to the Premises are subject to the terms, conditions and provisions of the Prime Lease.  Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease.

(b)                                 Without limitation of the foregoing:

(i)                                     In the event that Subtenant desires to make any alterations or improvements to the Premises, Subtenant shall comply with the provisions and requirements of the Prime Lease with respect to such alterations or improvements, including, without limitation, obtaining any consent of the Landlord which may be required under the Prime Lease.  In the event that the Landlord’s consent is required in connection with any proposed alteration or improvement, Subtenant shall also obtain Sublandlord’s prior approval of such alteration or improvement, which approval shall not be unreasonably withheld, conditioned or delayed by Sublandlord;

(ii)                                  If Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Sublandlord may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent and pay all reasonable costs and expenses associated with requesting such consent;

(iii)                               All rights given to Landlord and its agents and representatives by the Prime Lease to enter the premises covered by the Prime Lease shall inure to the benefit of Sublandlord and their respective agents and representatives with respect to the Premises;

(iv)                              To the extent not inconsistent with the terms of this Sublease, Sublandlord shall also have all other rights, and all privileges, options, reservations and remedies, granted or allowed to, or held by, Landlord under the Prime Lease;

(v)                                 Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease.  All policies of liability insurance shall name as additional insureds the Landlord and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them;

(vi)                              Subtenant shall not do anything or suffer or permit anything to be done which could result in a default under the Prime Lease or permit the Prime Lease to be cancelled or terminated; and

(vii)                           Subtenant shall have the right to install signage in accordance with Section 40 of the Prime Lease.

(c)                                  Notwithstanding anything contained herein or in the Prime Lease which may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

(i)                                     Subtenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Premises or any part thereof without (i) the prior written consent of Sublandlord which consent shall not be unreasonably withheld, conditioned or delayed and (ii) if required by the terms of the Prime Lease, the prior written consent of the Landlord;

(ii)                                  neither rental nor other payments hereunder shall abate by reason of any damage to or destruction of the Premises, the premises subject to the Prime Lease, or the Building or any part thereof, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Premises on account of such event;

(iii)                               Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building or the Premises except to the extent that Sublandlord has a right to such proceeds pursuant to the terms of the Prime Lease;

(iv)                              Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or right of first offer to lease additional space; and

(v)                                 In the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control.

(d)                                 It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, if any, made by Landlord in the Prime Lease.  With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s only obligations with respect thereto shall be to promptly request the same, upon written request from Subtenant, and to use commercially reasonable efforts to obtain the same from Landlord, any costs related to such efforts to be paid by Subtenant.  If Sublandlord fails to use such efforts, Subtenant shall be entitled to seek to obtain same from Landlord.  Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease; provided however, Subtenant shall be entitled any abatement rights that Sublandlord actually receives as tenant under the Prime Lease.

(e)                                  Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same.

(f)                                    Sublandlord warrants and represents to Subtenant the following, each of which warranties and representations shall be deemed remade and repeated as of the Commencement Date:  (i) the copy of the Prime Lease attached hereto as Exhibit A is a true and complete copy of the Prime Lease including all amendments thereto, (ii) the Prime Lease is in full force and effect, (iii) Sublandlord has not received a notice of default or notice of termination with respect to the Lease which has not been cured, (iv) Sublandlord is neither in default of nor has Sublandlord breached any of its material covenants, agreements or obligations under the Prime Lease, (v) to Sublandlord’s knowledge, Landlord is neither in default of nor has

Landlord breached any of its material covenants, agreements or obligations under the Prime Lease, (vi) Sublandlord’s interest in the Prime Lease has not been conveyed, transferred, assigned, pledged or otherwise encumbered, and (vii) all amounts due and payable by Sublandlord under the Lease, including any Base Rent and Additional Rent, have been paid through August 31, 2004.

(g)                                 Subject to Subtenant’s obligations hereunder, Sublandlord shall, in its capacity as tenant under the Prime Lease, perform and fulfill all of its covenants, obligations and agreements under the Prime Lease in accordance with the provisions thereof in all material respects, and shall not do anything which would cause the Prime Lease to be terminated or forfeited.  Sublandlord shall indemnify and hold Subtenant harmless from and against any and all claims, liabilities, losses, damage, demands, expenses (including, without limitation, reasonable attorney’s fees), actions and causes of action of any kind whatsoever that Subtenant may suffer, incur or be liable by reason of any breach or default on the part of Sublandlord or its employees or agents, in its capacity as tenant under the Prime Lease which is not caused by Subtenant or its default hereunder, by reason of which the Lease may be terminated or forfeited.  Sublandlord covenants that it will not enter into any agreement that will modify or amend the Prime Lease so as to adversely affect Subtenant’s right to use and occupy the Subleased Premises or any other rights of Subtenant under this Sublease, or increase or materially affect the obligations of Subtenant under this Sublease.  Further, Sublandlord will promptly provide Subtenant with copies of all written notices of default that Sublandlord delivers to, or receives from, the Landlord under the Prime Lease.

(h)                                 Subtenant shall not be responsible for constructing or completing any of the tenant improvements set forth in Exhibit D to the Prime Lease.

7.                                       Default by Subtenant.

(a)                                  Upon the happening of any of the following:

(i)                                     Subtenant fails to pay any Base Rent, Additional Rent, or any other charge when due, and such failure continues for five (5) days after written notice thereof from Sublandlord to Subtenant (after two (2) such notices in any calendar year, failure to pay Base Rent shall be a default with no notice required);

(ii)                                  Subtenant abandons the Premises and fails to pay Base Rent;

(iii)                               Subtenant fails to promptly and fully perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for twenty (20) days after written notice thereof from Sublandlord to Subtenant; provided, however, if such failure is not susceptible of being cure within twenty (20) days, there shall be no default so long as Subtenant commences the cure of such failure within said 20-day period and thereafter diligently prosecutes the same to completion; or

(iv)                              any other event occurs which involves Subtenant or the Premises and which would constitute a default under the Prime Lease if it involved Sublandlord or the premises covered by the Prime Lease;

Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord thereunder.

(b)                                 In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so).  In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and reasonable attorneys’ fees incurred by Sublandlord in connection therewith, shall be additional rent hereunder.

8.                                       Nonwaiver.  Failure of Sublandlord to declare any default or delay in taking any action in connection therewith shall not waive such default.  No receipt of moneys by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.

9.                                       Cumulative Rights and Remedies.  All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

10.                                 Waiver of Claims and Indemnity.

(a)                                  Subtenant hereby releases and waives any and all claims against Landlord and Sublandlord and each of their respective officers, directors, partners, agents and employees for injury or damage to person, property or business sustained in or about the Building, the premises subject to the Prime Lease, or the Premises by Subtenant other than by reason of negligence or wilful misconduct and except in any case which would render this release and waiver void under law.

(b)                                 Except to the extent caused by the gross negligence or wilful misconduct of Sublandlord or any of its officers, directors, partners, employees or agents, Subtenant agrees to indemnify, defend and hold harmless Landlord and its beneficiaries, Sublandlord and the managing agent of the Building and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including reasonable attorneys’ fees and litigation expenses, arising from Subtenant’s occupancy of the Premises, Subtenant’s construction of any leasehold improvements in the Premises or from any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed or performed under this Sublease or pursuant to the terms of this Sublease, or from any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Premises.  In case any such proceeding is brought against any of said indemnified parties, Subtenant covenants, if requested by Sublandlord, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Sublandlord.

11.                                 Waiver of Subrogation.  Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees for any loss or damage that may occur to the Premises or the premises covered by the Prime Lease, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law, to the extent that such loss or damage is actually recovered under said insurance policies.

12.                                 Brokerage Commissions.  Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Sublease, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease.  Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representations and warranties.

13.                                 Successors and Assigns.  This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns.  The provisions of Subsection 6(e) and Sections 10 and 11 hereof shall inure to the benefit of the successors and assigns of Landlord.

14.                                 Entire Agreement.  This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Premises.  No prior agreement or understanding pertaining to the same shall be valid or of any force or effect.  The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.

15.                                 Notices.

(a)                                  In the event any notice from the Landlord or otherwise relating to the Prime Lease is delivered to the Premises or is otherwise received by Subtenant, Subtenant shall, as soon thereafter as possible, but in any event within twenty-four (24) hours, deliver such notice to Sublandlord if such notice is written or advise Sublandlord thereof by telephone if such notice is oral.

(b)                                 Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Premises shall be in writing and shall not be effective for any purpose unless the same shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid; provided, however, that all notices of default shall be served either by personal delivery with a receipt requested or by overnight air courier service, addressed as follows:

if to Sublandlord:                                                                                                    Aether Systems, Inc.
11460 Cronridge Drive
Owings Mills, Maryland  21117
Attention: David C. Reymann

if to Subtenant:                                                                                                              BIO-key International, Inc.
1285 Corporate Center Drive
Suite 175
Eagen, MN  55121
Attention: Chief Executive Officer

Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery.  Either party may change its address for receipt of notices by giving notice to the other party.

16.                                 Authority of Subtenant, etc.  Subtenant represents and warrants to Sublandlord that this Sublease has been duly authorized, executed and delivered by and on behalf of Subtenant and constitutes the valid, enforceable and binding agreement of Subtenant and of each party constituting Subtenant, each of whom shall be jointly and severally liable hereunder in accordance with the terms hereof.

17.                                 Consent of Landlord.  The obligations of Sublandlord and Subtenant under this Sublease are conditioned and contingent upon the Landlord consenting hereto by executing and delivering a counterpart of this Sublease.  In the event Landlord’s consent is not obtained within thirty (30) after the date hereof, this Sublease shall automatically terminate and become null and void, and neither Sublandlord nor Subtenant shall have any further obligations or liability hereunder or to each other with respect to the Premises.

18.                                 Security Deposit.  [RESERVED]

19.                                 Examination.  Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for the Premises or in any manner bind Sublandlord, and no lease, sublease or obligation on Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant and the consent of Landlord is obtained as described in Section 17 above; provided, however, that the execution and delivery by Subtenant of this Sublease to Sublandlord shall constitute an irrevocable offer by Subtenant to sublease the Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

SUBLANDLORD:

AETHER SYSTEMS, INC.,
a Delaware corporation
ATTEST:

By:	By:
Its:	Its:

SUBTENANT:
BIO-KEY INTERNATIONAL, INC.
a
ATTEST:

By:	By:
Its:	Its:

The undersigned Landlord hereby consents to the foregoing Sublease, and agrees that, to the extent not inconsistent with the terms of the Sublease, Subtenant shall have all other rights, and all privileges, reservations and remedies, granted or allowed to, or held by, Sublandlord as tenant under the Prime Lease.

LANDLORD:

GLENBOROUGH FUND IX, LLC
a Delaware limited liability company
ATTEST:

By:	By:
Its:	Its:

EXHIBIT A

PRIME LEASE

(Attached)